Exhibit 99.1

CONTACT:	Robert Weber
Chief Financial Officer
Harbor BioSciences, Inc.
(858) 587-9333
rweber@harborbiosciences.com

Harbor BioSciences Receives NASDAQ Notice of Delisting

San Diego, CA – September 17, 2010 – Harbor BioSciences, Inc. (NasdaqCM: HRBR) received notification from NASDAQ that it has not complied with NASDAQ Listing Rule 5550(a)(2) and, unless the Company appeals, trading of the Company’s common stock will be suspended and the Company’s securities will be delisted from the NASDAQ Stock Market.

Harbor BioSciences does not intend to appeal the delisting determination. We anticipate that the Company’s common stock will be suspended and delisted from the NASDAQ Stock Market at the opening of business on September 23, 2010.

The Company is working with Chardan Capital Markets, LLC (“Chardan”), which will serve as the initial market maker for the Company’s shares on the OTC Bulletin Board. Management anticipates that following its NASDAQ delisting, the Company’s shares will be quoted on the OTC Bulletin Board® (“OTCBB”). Chardan has made an application (a “Form 211”) to register in and quote the security in accordance with SEC Rule 15c2-11. We anticipate approval from the OTCBB prior to the delisting date.

The Company expects that its common stock will continue to trade on the OTCBB so long as market makers demonstrate an interest in trading the common stock. The Company will continue to file periodic reports with the SEC pursuant to the requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended.

About Harbor BioSciences, Inc.

Harbor BioSciences is a development-stage company with two product candidates in clinical trials: Apoptone® in the cohort expansion portion of a Phase I/IIa trial of patients with late-stage prostate cancer, and Triolex® (HE3286), in a Phase IIa trial in obese type 2 diabetes mellitus patients. Apoptone and Triolex represent the lead candidates from Harbor BioSciences’ small molecule platform based on metabolites or synthetic analogs of endogenous steroid hormones.

Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Harbor BioSciences’ actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the company’s business, including, but not limited to: the company’s capital needs; the company’s ability to obtain additional funding; the company’s ability to initially engage and continue to engage a market maker for its common stock; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Harbor BioSciences undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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